Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated December 8, 2022, except for Note 18, as to which the date is February 9, 2023 in Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-269657), relating to the audit of the consolidated balance sheets of EPWK Holdings Ltd (the “Company”) as of June 30, 2022 and 2021, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2022 and the related notes (collectively referred to as the “financial statements”).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
May 16, 2023	Certified Public Accountants
PCAOB ID: 1171